Exhibit 99.1

PRESS RELEASE

P10 Schedules Fourth Quarter and Full Year 2021 Earnings Release on Tuesday, March 1, 2022

Dallas, Texas – February 9, 2022 – P10, Inc. (NYSE: PX), a leading private markets solutions provider, today announced it will release its fourth quarter and full year 2021 results on Tuesday, March 1, 2022, before U.S. markets open.

The company will also host a conference call at 8:30 a.m. Eastern Time on Tuesday, March 1, 2022.

The call will be webcast live and may be accessed here.

All participants joining by telephone should dial one of the following numbers, followed by the Participant Access Code provided:

US/Canada (toll free):	1-844-200-6205
US (local):	1-646-904-5544
Canada (local):	1-226-828-7575
All other locations:	+1-929-526-1599

Participant Access Code:	181724

For those unable to participate in the live call, a replay will be made available on P10’s investor relations page at www.p10alts.com.

About P10

P10 is a leading multi-asset class private markets solutions provider in the alternative asset management industry. P10’s mission is to provide its investors differentiated access to a broad set of investment solutions that address their diverse investment needs within private markets. As of September 30, 2021, P10 has a global investor base of over 2,400 investors across 46 states, 29 countries and six continents, which includes some of the world’s largest pension funds, endowments, foundations, corporate pensions and financial institutions. Visit www.p10alts.com.

Ownership Limitations

P10’s Certificate of Incorporation contains certain provisions for the protection of tax benefits relating to P10’s net operating losses. Such provisions generally void transfers of shares that would result in the creation of a new 4.99% shareholder or result in an existing 4.99% shareholder acquiring additional shares of P10.

P10 Press and Investor Contact:

info@p10alts.com